Exhibit 10(b)

APPENDIX A

2015 PARENT STOCK-BASED AWARD PROVISIONS

On June 1, 2015, Protective Life Corporation (the “Company”) granted you a cash denominated award (“Parent Stock-Based Award”) that, subject to the satisfaction of the applicable terms and conditions related to such Parent Stock-Based Award, including, but not limited to, the satisfaction of the applicable service vesting conditions specified below, will entitle you to receive a cash amount determined in the manner described below.  You have also received a 2015 Parent Stock-Based Award Letter (the “Award Letter”), which together with these Provisions for 2015 Parent Stock-Based Award (“2015 Stock Based Provisions”), constitutes your full award.

1.                                      Award.

(a)                                 General Provisions.  The Initial Value and the Grant Date of the Parent Stock-Based Award are set forth in your Award Letter.

(b)                                 Definitions.  For purposes of these 2015 Parent Stock-Based Award Provisions, the following terms shall have the following meanings:

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean the occurrence after June 1, 2015 of one or more of the following: (i) any one person or more than one person acting as a group (as provided in Code Section 409A) other than Parent or any of its affiliates (such person or group, an “Acquiring Person”) acquires ownership of the Company’s stock that, together with stock previously held by the Acquiring Person, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the Company, or (ii) an Acquiring Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Acquiring Person) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of the Company’s assets immediately before such acquisition or acquisitions.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Committee” shall mean the Compensation and Management Succession Committee of the Board (or such other committee of the Board as the Board shall designate from time to time) or any subcommittee thereof.

“Final Parent Stock Value” shall mean the average of the closing prices of a share of common stock of Parent as reported on the Tokyo Stock Exchange for each trading day in the month of December 2017.

“Initial Parent Stock Value” shall mean the average of the closing prices of a share of common stock of Parent as reported on the Tokyo Stock Exchange for each trading day in the month of February 2015.

“Initial Value” shall mean the initial dollar value assigned to your Stock Based Units, as specified in your Award Letter.

“Parent” shall mean The Dai-ichi Life Insurance Company, Limited.

“Parent Stock Percentage” shall mean the percentage derived from dividing the Final Parent Stock Value by the Initial Parent Stock Value.

“Participant” shall mean each person (including you) employed by the Company, or a Subsidiary, who is selected by the Committee to receive a Parent Stock-Based Award under the 2015 Parent Stock-Based Award Provisions.

“Subsidiary” shall mean any corporation of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation and any other business organization, regardless of form, in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined equity interests in such organization.

2.                                      Vesting and Payment of Parent Stock-Based Award.

(a)                                 General Vesting Rule.  Unless vested on an earlier date as provided in these 2015 Parent Stock-Based Award Provisions, your Parent Stock-Based Award will vest on December 31, 2017, subject to your continued employment through such date.

(b)                                 Payment of Parent Stock-Based Award.  If your Parent Stock-Based Award becomes vested in accordance with paragraph 2(a), it will be settled in cash not later than the March 15 immediately following the date as of which such Parent Stock-Based Award becomes vested.  The aggregate amount payable in respect of any vested Parent Stock-Based Award shall be equal to the product of the Initial Value and Parent Stock Percentage; provided, however, that if less than 100%of your Parent Stock-Based Award becomes vested, the amount payable shall be further multiplied by the percentage of such Parent Stock-Based Award that has become vested.

3.                                      Change in Control.  In the event of a Change in Control, all of your Stock Based Units will immediately vest and shall be settled in cash, based on the Parent Stock Percentage determined by calculating the Final Parent Stock Value based on the closing prices of the Parent common stock on all trading days during the 30 day period ended on the date on which the Change in Control occurs.  Payment of the amount so determined will be paid within

60 days following the date on which the Change in Control occurs.

4.                                      Termination of Employment.

(a)                                 Death, Disability or Normal Retirement.  If your employment is terminated by death, disability (as determined in accordance with generally applicable Company policies) or by retirement on or after normal retirement age under the terms of any retirement plan maintained by the Company or a Subsidiary, your Parent Stock-Based Award will vest in full.

(b)                                 Early Retirement.  Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment with the Company and its Subsidiaries terminates due to retirement before normal retirement age, a pro-rated portion of your Parent Stock-Based Award that will immediately vest based on a fraction, the numerator of which is the number of complete and partial calendar months between January 1, 2015 and your retirement date, and the denominator of which is 36.  Any portion of your Parent Stock-Based Award that does not vest upon your early retirement pursuant to the preceding sentence will be forfeited.

(c)                                  Involuntary Termination.  If your employment is involuntarily terminated by the Company, your Parent Stock-Based Award will immediately vest unless, if your employment is involuntarily terminated by the Company prior to July 30, 2016, the Committee determines otherwise (and subject to such conditions as the Committee may determine). Notwithstanding the foregoing, this provision shall not apply if your termination is for “Cause.”  For purposes of this award, “Cause” shall mean (1) your conviction or plea of nolo contendere to a felony; (2) an act or acts of extreme dishonesty or gross misconduct; or (3) violation of the Company’s Code of Business Conduct.

(d)                                 Other Termination.  Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for Cause prior to the date payment is made in respect of your Parent Stock-Based Award under paragraph 2(b) or for any reason not set forth in paragraphs 4(a), (b) or (c) prior to the applicable vesting dates specified in paragraph 2(a), your unvested Parent Stock-Based Award will be forfeited.

(e)                                  Payment of Vested Parent Stock-Based Award.  Any Parent Stock-Based Award that becomes vested under this paragraph 4 by reason of your termination of employment prior to the date such Parent Stock-Based Award would otherwise have become vested pursuant to paragraph 2(a) shall nonetheless be payable at the same time and in the same manner as they would have been paid under paragraph 2(b) if you had remained in the Company’s employment through each of the applicable dates specified in paragraph 2(a).

5.                                      Federal Income Tax Consequences.

(a)                                 General.  The following description of the federal income tax consequences of the Parent Stock-Based Award is based on currently applicable provisions of the Code, and is only a general summary.  The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws.  You are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.

(b)                                 Grant of Parent Stock-Based Award.  This Parent-Stock Based Award grant will not subject you to federal income tax.

(c)                                  Payment of Parent Stock-Based Award.  You will recognize ordinary income for federal income tax purposes on the date the Parent Stock-Based Award is earned and paid (the “Payment Date”), unless you have made an effective election under the Company’s Deferred Compensation Plan for Officers (“Deferred Compensation Plan”), as discussed in paragraph 5(d).  The amount of income recognized will be equal to the aggregate amount of cash paid.

(d)                                 Deferred Compensation Plan.  You may elect to defer payment in respect of your vested Parent Stock-Based Award, and the recognition of taxable income with respect to such payment, by making deferral elections under the Deferred Compensation Plan.  If you make effective deferral elections, you will recognize ordinary income when the amount derived from the deferred portion of your Parent Stock-Based Award payment is paid from the Deferred Compensation Plan, in an amount equal to the amount of cash paid.

You will be provided with more information about this deferral opportunity and the Deferred Compensation Plan.

(e)                                  ERISA.  This Parent Stock-Based Award is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

6.                                      Tax Withholding.  The Company will withhold from your Parent Stock-Based Award payment (or your payment from the Deferred Compensation Plan, if you have made deferral elections under that plan in respect to your Parent Stock-Based Award) an amount in cash sufficient to satisfy any applicable federal, state or local tax withholding obligation.

7.                                      Non-transferability of Parent Stock-Based Award.  Your Parent Stock-Based Award may not be assigned, pledged, or otherwise transferred, except upon your death by the laws of intestacy or descent and distribution.

8.                                      Beneficiary Designations.  You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under your Parent Stock-Based Award (including the right to receive any payment in respect of Parent Stock-Based Award after your death) by submitting a written beneficiary designation in a form acceptable to the Company.  Any such designation will be effective only when filed with the Company’s Chief Accounting Officer (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations.  If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.

9.                                      Administration of the Award.  Parent Stock-Based Awards subject to these 2015 Parent Stock-Based Award Provisions shall be administered by the Committee, which shall have the authority to select the Participants, to determine the awards to be made to each Participant, and to determine the conditions subject to which awards will become payable under these 2015 Parent Stock-Based Award Provisions.  Notwithstanding anything else contained herein to the contrary, the Committee may delegate any and all of its duties and responsibilities in respect of all Participants other than the Chief Executive Officer and all members of the Company’s Performance and Accountability Committee to a committee of officers comprised of the Chief Executive Officer, the Chief Financial Officer, the Executive Vice President, General Counsel and the Senior Vice President, Chief Human Resources Officer.  In the event that, at any time any of the aforementioned offices shall be vacant (or the title associated with such position shall be changed), the person performing the duties of such position shall serve on such officer’s committee.

The Committee shall have full power to administer and interpret, and to adopt such rules and regulations consistent with the terms of, the 2015 Parent Stock-Based Award Provisions as the Committee deems necessary or advisable in order to carry out such provisions.  Except as otherwise provided herein, the Committee’s interpretation and construction of the 2015 Parent Stock-Based Award Provisions and its determination of any conditions applicable to Parent Stock-Based Awards or the granting of Parent Stock-Based Awards to specific Participants shall be conclusive and binding.

The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the 2015 Parent Stock-Based Award Provisions and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent.  All expenses incurred in the administration of these 2015 Parent Stock-Based Award Provisions, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.  No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with any Parent Stock-Based Awards under these 2015 Parent Stock-Based Award Provisions other than as a result of such individual’s willful misconduct.

10.                               Amendment.  By action of the Board or the Committee, the Company may from time to time amend, terminate or discontinue the 2015 Parent Stock-Based Award Provisions at any time, but no amendment, termination or discontinuance of these 2015 Parent Stock-Based Award Provisions will unfavorably affect any Parent Stock-Based Award previously granted.

11.                               Effect on Employment and Other Benefits.  Receipt of a Parent Stock-Based Award under the 2015 Parent Stock-Based Award Provisions does not give any Participant any right to receive awards in the future or to continue in the employ of the Company and its subsidiaries, and Parent Stock-Based Award recipients are subject to discipline and discharge in the same manner as any other employee.  Income recognized as a result of any payment in respect of Parent Stock-Based Awards will not be included in the formula for calculating benefits under the Company’s Pension, 401(k), and Disability Plans.

12.                               Cooperation in Litigation.  By accepting a Parent Stock-Based Award subject to these 2015 Parent Stock-Based Award Provisions, you agree that after your employment terminates (regardless of the reason), you will cooperate fully with the Company in connection with any current or future claims, lawsuits, arbitrations, proceedings, examinations, inquiries or investigations involving the Company that relate to your service with the Company.  This includes being available on reasonable notice for interviews and other communications with the Company’s counsel in connection with any such matter and appearing at the Company’s request (and without a subpoena) to be deposed or to give testimony.

13.                               Non-Solicitation Agreement.  By accepting a Parent Stock-Based Award subject to these 2015 Parent Stock-Based Award Provisions, you agree that for one year beginning on the date your employment terminates (regardless of the reason), you will not (directly or indirectly) hire, solicit for hire, or assist others in hiring or soliciting for hire, any employee of the Company or its subsidiaries (“Company Employees”).  This provision shall not apply if you worked in, or were a resident of, the state of California when your employment terminated.  This provision shall not prohibit you or a future employer of yours from hiring, soliciting for hire, or assisting others in hiring or soliciting for hire, any Company Employee who (1) responds to a general solicitation or advertisement that is not specifically directed to Company Employees, (2) is referred to you or your future employer by a search firm, employment agency or similar organization, or (3) directly or indirectly contacts you or your future employer on their own initiative and without having been solicited.

14.                               Trade Secrets; Solicitation of Customers.  By accepting a Parent Stock-Based Award subject to these 2015 Parent Stock-Based Award Provisions, you agree to permanently maintain the confidentiality of the Company’s “Trade Secrets.”  Trade Secrets shall include any trade secrets as defined by law, and shall specifically include information regarding customers and agents or prospective customers and agents; marketing and sales techniques, materials and information; records, documents and data; business practices, policies, procedures and strategies; product and pricing information; compensation arrangements; financial information; attorney-client communications; and any other confidential or proprietary information relating to the Company that is not available to the public.  (Information is not a Trade Secret, however, if it is available in the public domain, has been obtained from a source other than the Company, or has been lawfully obtained through means other than your employment relationship with the Company.)  In addition, by accepting a Parent Stock-Based Award subject to these 2015 Parent Stock-Based Award Provisions you agree that for one year beginning on the date your employment terminates (regardless of the reason), you will not — whether on your own behalf or on behalf of or in conjunction with any person or entity — use the Company’s Trade Secrets to solicit any business of the type conducted by the Company as of your termination date from any person or entity that was either (1) a customer or agent of the Company as of that date or (2) a prospective customer or agent contacted, called upon, or serviced by the Company during the twelve months before your termination date, or induce, promote, facilitate, or otherwise contribute to the solicitation of such customers or agents or prospective customers or agents through the use of Trade Secrets.

15.                               Recovery of Damages by the Company.  You agree that if you were to violate any of paragraphs 12, 13, and 14, the amount of damages suffered by the Company would be difficult to determine.  Therefore, you agree that the Company will be entitled to recover liquidated damages from you equal to the amount of income that you realize under this Award (including all legally required withholdings) (or, if less, the portion thereof determined by the Committee) if the Committee reasonably determines in good faith that you violated any of paragraphs 12, 13, or 14.  All determinations under this paragraph shall be made by the Committee, acting reasonably and in good faith, and its determinations shall be final, binding and conclusive on you, the Company, and any other person or entity affected thereby.  This liquidated damages provision does not relinquish any equitable remedies and other claims for damages that the Company may have.

16.                               Acceptance of Award.  No action is required if you wish to accept your Parent Stock-Based Award.  If you wish to decline your Parent Stock-Based Award, you must provide the Company with notice of your decision on or before June 30, 2015 by writing or emailing Scott Adams, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (Scott.Adams@Protective.com).

Questions regarding a Parent Stock-Based Award subject to these 2015 Parent Stock-Based Award Provisions and requests for additional information about the 2015 Parent Stock-Based Award Provisions or the Committee should be directed to Beth Hinson, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3967, e-mail Beth.Hinson@Protective.com).  These 2015 Parent Stock-Based Award Provisions and your Award Letter contain the formal terms and conditions of your Award, and you should retain them for future reference.